Exhibit (h)(1)(iii)

AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment to Transfer Agency and Service Agreement (the “Amendment”) is made as of August 27, 2020 and effective as of September 11, 2020, by and between State Street Bank and Trust Company (“State Street” or the “Transfer Agent”), and each entity, on behalf of itself and its portfolios, listed on Schedule A attached hereto (each, the “Trust” and collectively, the “Trusts”).

WHEREAS, the Trust and the Transfer Agent entered into a Transfer Agency and Service Agreement dated as of October 14, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Trust and the Transfer Agent desire to amend the Agreement as more particularly set forth herein;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     The preamble of the Agreement is hereby deleted in its entirety and replaced with the following:

“THIS AGREEMENT is made as of the 14th day of October, 2016, by and between STATE STREET BANK AND TRUST COMPANY, Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and each entity, on behalf of itself and its portfolios, listed on Schedule A hereto (each, the “Trust” and collectively, the “Trusts”).”

2.	Section 10 of the Agreement is hereby deleted in its entirety and replaced with the following:

“10.	CONFIDENTIALITY AND USE OF DATA

10.1

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.2

(i) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 10.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(ii) Subject to paragraph (iv) below, the Transfer Agent and/or its Affiliates may use any Confidential Information of the Trust (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and the Transfer Agent or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Transfer Agent and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Trust, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Transfer Agent publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(iii) The Trust acknowledges that the Transfer Agent may seek to realize economic benefit from the publication or distribution of the Indicators

(iv) Except as expressly contemplated by this Agreement, nothing in this Section 10.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this section 10.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

10.3

The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

2.    A new Section 16 is hereby added to the Agreement as follows:

“16.    ADDITIONAL FUNDS. In the event that any Trust in addition to those listed on Schedule A hereto desires to have the Transfer Agent render services under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such Trust shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, making the representations and warranties set forth in Section 3.”

3.     Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

4.    Miscellaneous.

(a)    Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received in electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

EACH OF THE ENTITIES SET FORTH ON APPENDIX A ATTACHED HERETO

By:	/s/ David Giunta
Name:	David Giunta
Title:	President and Chief Executive Officer
Natixis ETF Trust
Natixis ETF Trust II

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

Schedule A

LIST OF PORTFOLIOS

Natixis ETF Trust

Natixis Loomis Sayles Short Duration Income ETF

Natixis Seeyond International Minimum Volatility ETF

Natixis ETF Trust II

Natixis Vaughan Nelson Mid Cap ETF

Natixis Vaughan Nelson Select ETF

Natixis U.S. Equity Opportunities ETF